                                                                   Exhibit 99.1
                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cherokee Communications, Inc.:

     We have audited the accompanying balance sheets of Cherokee Communications, Inc. (the Company) as of September 30, 1996 and 1995, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Dallas, Texas
December 20, 1996

                         CHEROKEE COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1995

                                                                        1996           1995
                                                                     -----------    -----------
ASSETS
Current assets:
  Cash and cash equivalents........................................  $   592,491    $   668,778
  Trade accounts receivable, less allowance for doubtful accounts
     of $364,074 and $264,803, respectively (Notes 6 and 10).......    3,888,621      4,453,192
  Inventories (Note 6).............................................      112,699        137,036
  Prepaid expenses and other current assets........................      262,748        303,273
  Deferred income tax benefits (Note 9)............................      144,526        108,717
                                                                     ------------   ------------
          Total current assets.....................................    5,001,085      5,670,996
Property and equipment -- net (Notes 2, 3 and 6)...................   16,466,001     12,935,453
Site licenses -- net (Notes 1 and 2)...............................    3,771,571      1,941,467
Investment in and advances to affiliates (Note 5)..................      251,672        164,549
Other assets -- net (Note 4).......................................      455,488        681,754
                                                                     ------------   ------------
               TOTAL...............................................  $25,945,817    $21,394,219
                                                                     ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable -- receivable financing (Note 6)....................  $        --    $   659,604
  Current portion of other notes payable (Note 6)..................    3,320,197      1,491,767
  Current portion of capital lease obligations (Note 7)............      668,826      1,094,381
  Accounts payable.................................................      835,384        310,358
  Accrued telecommunication and other expenses.....................    3,036,633      2,971,935
  Income taxes payable.............................................      475,945        256,140
                                                                     ------------   ------------
          Total current liabilities................................    8,336,985      6,784,185
Long-term liabilities:
  Notes payable, less current portion (Note 6).....................   10,030,963      6,605,835
  Capital lease obligations, less current portion (Note 7).........       56,219        780,593
  Deferred income tax liability (Note 9)...........................      306,021        342,359
                                                                     ------------   ------------
          Total long-term liabilities..............................   10,393,203      7,728,787
Commitments and Contingencies (Notes 7 and 11)
Shareholders' equity (Notes 8 and 12):
  Convertible redeemable preferred stock...........................    2,400,000      2,400,000
  Common stock warrants, with mandatory redemption requirements....    1,087,000      1,087,000
  Common stock, no par value; 15,000,000 shares authorized,
     5,320,467 shares issued and outstanding.......................      351,903        351,903
  Additional paid-in capital.......................................       10,630         10,630
  Retained earnings................................................    3,366,096      3,031,714
                                                                     ------------   ------------
          Total shareholders' equity...............................    7,215,629      6,881,247
                                                                     ------------   ------------
               TOTAL...............................................  $25,945,817    $21,394,219
                                                                     ============   ============

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                              STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                          1996           1995           1994
                                                       -----------    -----------    -----------
Telecommunications revenues:
  Pay phone coin calls...............................  $17,615,059    $14,036,665    $10,797,869
  Automated operator, routed calls...................   15,932,154     17,049,394     16,425,708
  Other (Note 5).....................................    1,363,738        505,581        641,899
                                                       -----------    -----------    -----------
          Total......................................   34,910,951     31,591,640     27,865,476
Operating costs and expenses:
  Telephone charges..................................    9,078,851      7,851,842      7,257,272
  Commissions........................................    5,627,288      4,909,445      4,341,260
  Telecommunication fees and validation..............    1,519,095      1,821,930      1,834,389
  Depreciation and amortization......................    5,353,797      4,298,090      4,284,734
  Field operations personnel.........................    2,988,456      2,016,935      1,610,952
  Chargebacks and doubtful accounts..................    1,111,857      1,104,896        784,636
  Selling, general and administrative (Note 10)......    6,435,919      5,520,405      4,634,890
                                                       -----------    -----------    -----------
          Total......................................   32,115,263     27,523,543     24,748,133
                                                       -----------    -----------    -----------
Operating income.....................................    2,795,688      4,068,097      3,117,343
Other income (expense):
  Interest expense...................................   (1,635,055)    (1,450,249)    (1,682,465)
  Amortization of debt discount......................     (181,167)      (181,167)      (181,167)
  Interest income....................................        5,069         57,278         20,329
  Equity in earnings (losses) of affiliates (Note
     5)..............................................     (108,556)       (34,608)      (226,625)
  Gain on equipment sales and other (Note 3).........       27,234      1,160,238         67,917
                                                       -----------    -----------    -----------
          Total......................................   (1,892,475)      (448,508)    (2,002,011)
                                                       -----------    -----------    -----------
Income before income taxes...........................      903,213      3,619,589      1,115,332
Provision for income taxes (Note 9)..................      424,831      1,399,140        512,402
                                                       -----------    -----------    -----------
          Net income.................................  $   478,382    $ 2,220,449    $   602,930
                                                       ===========    ===========    ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                  PREFERRED STOCK        COMMON         COMMON STOCK       ADDITIONAL
                                --------------------     STOCK      --------------------    PAID-IN      RETAINED
                                SHARES      AMOUNT      WARRANTS     SHARES      AMOUNT     CAPITAL      EARNINGS
                                -------   ----------   ----------   ---------   --------   ----------   ----------
Balance, October 1, 1993......  240,000   $2,400,000   $1,087,000   5,312,467   $343,183    $ 10,630    $  496,335
  Cash dividends on preferred
    stock.....................                                                                            (144,000)
  Net income..................                                                                             602,930
                                -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1994...  240,000    2,400,000    1,087,000   5,312,467    343,183      10,630       955,265
  Cash dividends on preferred
    stock.....................                                                                            (144,000)
  Proceeds from exercise of
    common stock options......                                          8,000      8,720
  Net income..................                                                                           2,220,449
                                -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1995...  240,000    2,400,000    1,087,000   5,320,467    351,903      10,630     3,031,714
  Cash dividends on preferred
    stock.....................                                                                            (144,000)
  Net income..................                                                                             478,382
                                -------   ----------   ----------   ---------   --------     -------    ----------
Balance, September 30, 1996...  240,000   $2,400,000   $1,087,000   5,320,467   $351,903    $ 10,630    $3,366,096
                                =======   ==========   ==========   =========   ========     =======    ==========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

                                                                    1996           1995           1994
                                                                ------------    -----------    -----------
Operating Activities:
  Net income..................................................  $    478,382    $ 2,220,449    $   602,930
  Noncash items in net income:
    Depreciation and amortization.............................     5,353,797      4,298,090      4,284,734
    Amortization of debt discount.............................       181,167        181,167        181,167
    Equity in losses of affiliates............................       108,556         34,608        226,625
    Deferred income taxes.....................................       (72,147)       440,064         88,456
    Gain on sale of property and equipment....................          (188)    (1,136,894)       (51,854)
  Cash from (used for) changes in operating working capital:
    Trade accounts receivable.................................       564,571       (201,298)      (946,867)
    Inventories...............................................        24,337        (58,244)        58,875
    Prepaid expenses and other current assets.................        40,525        (89,410)       (56,234)
    Accounts payable and accrued liabilities..................       589,724        438,730        619,244
    Income taxes payable......................................       219,805       (112,003)       335,672
                                                                ------------    -----------    -----------
         Net cash from operating activities...................     7,488,529      6,015,259      5,342,748
                                                                ------------    -----------    -----------
Investing Activities:
  Additions to property and equipment.........................    (6,691,601)    (5,794,108)    (4,059,111)
  Increase in site licenses (Note 2)..........................    (3,854,153)      (440,220)      (433,746)
  Increase in other assets....................................                      (79,353)
  Proceeds from sale of property and equipment................        57,759      2,041,310         96,905
  Investments in and advances to affiliates...................      (206,252)      (218,767)       (40,591)
  Distributions from affiliates...............................        10,573         49,798         60,427
  Sale (purchase) of short-term cash investments..............                      150,000       (150,000)
                                                                ------------    -----------    -----------
         Net cash used for investing activities...............   (10,683,674)    (4,291,340)    (4,526,116)
                                                                ------------    -----------    -----------
Financing Activities:
  Issuance of (payments on) note payable -- receivable
    financing.................................................      (659,604)    (1,045,570)       161,812
  Issuance of other notes payable.............................     8,035,810      4,048,753      2,122,523
  Payments on notes payable and capital lease obligations.....    (4,113,348)    (4,704,006)    (2,948,227)
  Issuance of common stock....................................            --          8,720             --
  Cash dividends on preferred stock...........................      (144,000)      (144,000)      (144,000)
                                                                ------------    -----------    -----------
         Net cash from (used for) financing activities........     3,118,858     (1,836,103)      (807,892)
                                                                ------------    -----------    -----------
Increase (decrease) in cash and cash equivalents..............       (76,287)      (112,184)         8,740
Cash and cash equivalents:
  Beginning of year...........................................       668,778        780,962        772,222
                                                                ------------    -----------    -----------
  End of year.................................................  $    592,491    $   668,778    $   780,962
                                                                ============    ===========    ===========
Supplemental information:
  Interest paid...............................................  $  1,606,376    $ 1,462,519    $ 1,635,052
                                                                ============    ===========    ===========
  Income taxes paid...........................................  $    277,173    $ 1,091,368    $    23,000
                                                                ============    ===========    ===========
  Noncash investing and financing activities:
    Equipment and other assets acquired under capital lease
      obligations and debt....................................  $         --    $        --    $   367,500
                                                                ============    ===========    ===========

                       See notes to financial statements.

                         CHEROKEE COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- Cherokee Communications, Inc. (the Company) owns, operates and maintains pay telephone systems connected to the network of regulated telephone companies throughout the United States at various third-party property owner locations. In connection with the telephone systems, the Company also derives revenue from routing calls to operator service companies and through its own automated operator system (AOS) installed in its telephones. A summary of owned and managed phones at September 30 is as follows:

                                                            1996       1995       1994
                                                           -------    -------    -------
        Owned............................................   12,344      9,333      8,182
        Managed..........................................      168        276        233
                                                            ------     ------     ------
                  Total..................................   12,512      9,609      8,415
                                                            ======     ======     ======

     FINANCIAL STATEMENT PREPARATION requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Differences from those estimates are recorded in the period they become known.

     REVENUES from coin and noncoin calls are recognized at the time the calls are made and are dependent on service provided by the long-distance carriers. Accounts receivable primarily includes revenues generated from calls completed through the Company's AOS and from commissions to be received from operator service companies. An allowance for doubtful accounts is provided at the time of revenue recognition for the estimated settlement ("true-up") for actual chargebacks made by the telephone companies, based on historical experience. The "true-up" for actual chargebacks is typically made within six months. Also, the related telecommunication expenses are accrued for the costs for validating, transmitting, and billing and collecting calls completed through the AOS, as well as for commissions to be paid to third-party property owners.

     CASH EQUIVALENTS represent highly liquid investments with initial or remaining maturities at the date of purchase of three months or less.

     INVENTORIES, which primarily consist of telephone booth enclosures and related parts, are stated at the lower of cost (first-in, first-out method) or market.

     PROPERTY AND EQUIPMENT are stated at cost less accumulated depreciation and amortization. Cost of telecommunications equipment includes the initial line hook-up charges, sales commissions, labor and other charges incurred for installing pay phones. Depreciation and amortization are provided primarily using the double declining balance method, later switching to the straight-line method over the following estimated useful lives of the related assets: buildings, 20 years; leasehold improvement, 25 years or the life of the lease, whichever is shorter; telecommunications equipment, seven years and ten years; telecommunications software licenses, four to five years; vehicles, computer equipment and software, five years; and furniture and office equipment, five to seven years. Refurbishment, repairs and maintenance costs are expensed as incurred.

     SITE LICENSES are stated at the cost of site licenses acquired in asset acquisitions, less accumulated amortization of $4,131,855 and $2,690,403 at September 30, 1996 and 1995, respectively. Amortization is provided using the straight-line method over the terms of the related site license agreements, generally two to seven years.

     FINANCIAL INSTRUMENTS consist of cash, short-term investments, receivables, payables and debt, the carrying value or disclosed value of which is a reasonable estimate of their fair values due to their maturities or variable interest rates.

                         CHEROKEE COMMUNICATIONS, INC.

     OTHER ASSETS are amortized using the straight-line method over the following periods: deferred financing costs over the life of the respective financing agreement; and noncompete agreements and patents, five years.

     DEFERRED FEDERAL INCOME TAXES are provided under the asset and liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes and for the expected benefit of tax credit carryforwards.

     STOCK-BASED COMPENSATION arising from stock option grants is accounted for by the intrinsic value method under APB Opinion No. 25. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," will be effective for the Company beginning October 1, 1996. This statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. As permitted by SFAS No. 123, the Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share.

2.  ACQUISITIONS

     On November 1, 1995, the Company acquired the assets of Teltrust, Inc. (a Utah corporation), primarily 1,488 installed pay phones and 81 jail phones, for a purchase price of $3,538,247 in cash. The acquisition was recorded as a purchase, and the difference between the fair value of the tangible assets acquired and the total purchase price was recorded as site licenses of $2,503,972 and is being amortized over the estimated average life of the acquired location contracts of 60 months.

3.  PROPERTY AND EQUIPMENT

     Property and equipment at September 30 consist of the following:

                                                                   1996            1995
                                                                -----------     -----------
    Telecommunications equipment:
      Owned...................................................  $21,224,578     $12,577,986
      Under capital leases....................................    2,856,787       5,725,587
    Telecommunications software licenses......................    2,578,425       2,214,455
    Vehicles..................................................    2,813,392       2,184,227
    Furniture and office equipment............................      858,430         686,820
    Machinery.................................................       30,005          30,005
    Land and buildings........................................       77,640          75,747
                                                                -----------     -----------
    Total.....................................................   30,439,257      23,494,827
    Less accumulated depreciation and amortization............   13,973,256      10,559,374
                                                                -----------     -----------
    Property and equipment -- net.............................  $16,466,001     $12,935,453
                                                                ===========     ===========

     In October 1994, the Company sold approximately 760 telephones, certain other assets and related site agreements for approximately $1.7 million, which resulted in a gain on the sale of assets of approximately $1 million.

                         CHEROKEE COMMUNICATIONS, INC.

4.  OTHER ASSETS -- Other assets at September 30 consist of the following:

                                                                     1996           1995
                                                                  ----------     ----------
    Deferred financing costs....................................  $1,113,451     $1,113,451
    Patents.....................................................      46,009         46,009
    Noncompete agreements.......................................     252,500        252,500
                                                                  ----------     ----------
    Total.......................................................   1,411,960      1,411,960
    Less accumulated amortization...............................     956,472        730,206
                                                                  ----------     ----------
    Other assets -- net.........................................  $  455,488     $  681,754
                                                                  ==========     ==========

5.  INVESTMENT IN AND ADVANCES TO AFFILIATES

     The Company has a 50% investment in a corporate joint venture in Mexico, Corporaciones Interamericana De Desarrollo Comunicaciones, S.A. de C.V. (CID), which owns and operates pay phones primarily in Monterrey, Mexico. The Company invested an additional $25,000 in 1995 and made additional cash advances of $206,252 and $193,767 to CID during 1996 and 1995, respectively, which are included in the investment.

     The Company had a 50% investment in a partnership, Cherokee Public Phones
(CPP), which owned pay phones. The Company provided certain management and recordkeeping services to CPP. During 1996, this partnership was dissolved.

     The following balances with these affiliates at September 30 are as follows:

                                                                       1996         1995
                                                                     --------     --------
    CID -- Investment and advances, at equity......................  $251,672     $179,020
    CPP -- Equity interest in (net advances from) the
      partnership..................................................        --      (14,471)
                                                                     --------     --------
      Total........................................................  $251,672     $164,549
                                                                     ========     ========

     Equity in earnings (losses) of affiliates consist of the following:

                                                         1996          1995         1994
                                                       ---------     --------     ---------
    CID..............................................  $(133,600)    $(84,406)    $(287,052)
    CPP..............................................     25,044       49,798        60,427
                                                       ---------     --------     ---------
      Total..........................................  $(108,556)    $(34,608)    $(226,625)
                                                       =========     ========     =========

     Transactions in the Company's financial statements arising from the above arrangement with CPP are as follows:

                                                               1996       1995       1994
                                                              -------    -------    -------
    Other revenue -- management fees........................  $ 5,057    $47,637    $50,525
    Distributions from affiliates...........................   10,573     49,798     60,427

                         CHEROKEE COMMUNICATIONS, INC.

6.  NOTES PAYABLE

     Long-term notes payable at September 30 consist of the following:

                                                                   1996            1995
                                                                -----------     -----------
    Equipment notes:
    Notes payable, Comerica Bank:
      Revolving capital expenditure facility..................  $ 3,086,019     $   906,200
      Revolving acquisition facility..........................    4,118,359       1,636,582
    Other notes payable.......................................      209,469         131,327
                                                                -----------     -----------
    Total equipment notes.....................................    7,413,847       2,674,109
    Vehicle notes:
    Notes payable, FMCC -- due in monthly installments,
      including interest ranging from 2.9% to 16.75%, maturing
      through September 1999, collateralized by automobiles...    1,140,470         902,726
    Other notes payable.......................................       75,787          22,630
                                                                -----------     -----------
    Total vehicle notes.......................................    1,216,257         925,356
    Subordinated and other notes:
    Subordinated note payable, Banc One Capital Partners
      Corporation -- bearing interest at 12% payable
      quarterly, with principal due at maturity in May 1999,
      net of $468,014 and $649,181, respectively, of
      unamortized debt discount assigned to common stock
      warrant (see Note 8). Borrowings under this $5 million
      financing commitment are unsecured and subject to
      certain financial covenants and ratios..................    4,531,986       4,350,819
    Notes payable insurance companies -- due in monthly
      installments through June 1996, including interest,
      unsecured...............................................      189,070         147,318
                                                                -----------     -----------
    Total subordinated and other notes payable................    4,721,056       4,498,137
                                                                -----------     -----------
         Total................................................   13,351,160       8,097,602
    Less current portion......................................    3,320,197       1,491,767
                                                                -----------     -----------
    Long-term notes payable, less current portion.............  $10,030,963     $ 6,605,835
                                                                ===========     ===========

     Notes payable to Comerica Bank consist of revolving credit loans under which the Company may borrow up to $5 million under a capital expenditure facility and $10 million under an acquisition facility, or the collateral base amount, which is equal to $1,200 per telephone. The notes are collateralized by substantially all assets, subject to the preferences of other notes payable, and the personal guaranty of the Company's majority shareholder for $1 million. Borrowings under the facilities are payable in 48 equal monthly payments beginning the month after advances are made. Interest is payable monthly at the prime rate plus 1% to 3%. The interest rate margin is adjustable monthly based on a certain financial ratio under the terms of the agreement. Interest rates on these notes were 10.25% at September 30, 1996. Borrowings under the acquisition facility may occur through January 24, 1997.

                         CHEROKEE COMMUNICATIONS, INC.

     Maturities of long-term notes payable at September 30, 1996 (before reduction for the $468,014 unamortized debt discount), are as follows:

        1997............................................................  $ 3,320,197
        1998............................................................    2,763,475
        1999............................................................    7,058,681
        2000............................................................      646,406
        2001............................................................       30,415
                                                                           ----------
          Total.........................................................  $13,819,174
                                                                           ==========

     Notes payable to Zero Plus Dialing Inc. (ZPDI) of $659,604 at September 30, 1995, were due on demand at prime plus 3% (11.75% at September 30, 1995). These notes represent advances on trade accounts receivable being collected by ZPDI on behalf of the Company, under an agreement which expired July 1, 1996, and were collateralized by accounts receivable of $3,651,571 at September 30, 1995. Trade accounts receivable totaling $3,059,149 are being collected by and are due from ZPDI at September 30, 1996.

7.  LEASE COMMITMENTS

     The Company is leasing telecommunications equipment under capital leases, and all of its operating facilities through operating leases. The Company leases its primary office facility under an operating lease with a related party, as discussed in Note 10. Rental expense for all operating leases was $210,162, $174,808 and $116,009 for 1996, 1995 and 1994, respectively. Future minimum rental payments required under these noncancelable leases at September 30, 1996, are as follows:

     Year ending September 30:

                                                                     CAPITAL      OPERATING
                                                                     --------     --------
    1997...........................................................  $737,844     $153,556
    1998...........................................................    57,026      117,409
    1999...........................................................                 38,468
                                                                     --------     --------
                                                                      794,870     $309,433
                                                                                  ========
    Amount representing interest...................................    69,825
                                                                     --------
    Present value of minimum lease payments........................   725,045
    Less current portion...........................................   668,826
                                                                     --------
    Capital lease obligations, less current portion................  $ 56,219
                                                                     ========

8.  CAPITAL STOCK

     DIVIDEND RESTRICTIONS -- Certain note payable agreements and preferred stock instruments restrict the Company's ability to pay cash dividends on its common stock.

     CONVERTIBLE REDEEMABLE PREFERRED STOCK -- The Company has authorized and issued 240,000 shares of nonvoting, cumulative convertible redeemable preferred stock ($1.00 par value) for $2,400,000. Each share of preferred stock is convertible into approximately 9.24 shares of common stock, subject to adjustments in certain events, prior to December 31, 2000. The preferred stock will be automatically converted in the event of an initial public offering.

                         CHEROKEE COMMUNICATIONS, INC.

     Holders of the preferred stock are entitled to receive cumulative cash dividends payable quarterly, at an annual rate of $.60 per share through January 1, 2003, and at an annual rate of $1.10 per share commencing April 1, 2003. In liquidation, the preferred stock is entitled to $10 per share.

     Beginning on December 30, 2000, or at any time thereafter, the Company may, at its option, redeem any number of outstanding shares of preferred stock at $10 per share, plus all accrued and unpaid dividends. At any time after December 31, 2002, and prior to December 31, 2010, holders of the preferred stock have the option to sell, and the Company has the obligation to purchase, any number of outstanding shares at the then-determined fair market value.

     COMMON STOCK WARRANTS -- In connection with the subordinated debt financing in May 1993, the Company issued warrants exercisable for 1,562,338 shares of common stock at $1.08206 per share through May 1999. Upon certain occurrences or after May 1998, the warrant holder may require the Company to redeem the warrants at a specified price, which generally is a multiple of defined cash flow. A fair value of $1,087,000 was assigned to the warrants when issued and is accounted for as debt issue discount (see Note 6).

     STOCK OPTIONS -- The stock option plan provides for granting incentive stock options to key employees. Incentive stock options must have an exercise price of at least the fair market value on the date of grant. Options may be exercised in whole or in installments over ten years after the grant. All options would become exercisable upon a public offering. The total aggregate number of the Company's common stock that may be granted under this plan cannot exceed 12.7% of the common stock, determined on a fully diluted basis, not to exceed 1,322,779 shares. The Company has granted the following options which vest over three years:

                                                               OPTIONS      EXERCISE PRICE
                                                             OUTSTANDING      PER SHARE
                                                             -----------    --------------
          Granted:
            December 1992..................................    376,344          $ 1.09
            March 1994.....................................    108,333          $ 1.09
            December 1995..................................    400,000          $ 2.15
          Forfeited:
            February 1994..................................    (26,882)         $ 1.09
          Exercised:
            December 1994..................................     (8,000)         $ 1.09
                                                               -------
          Total options outstanding at September 30,
            1996...........................................    849,795
                                                               =======
          Options exercisable at September 30, 1996........    413,683          $ 1.09
                                                               =======

     A summary of the Company's common shares reserved for future conversions or issuances is as follows:

                 Convertible preferred stock.....................  2,218,000
                 Common stock warrants...........................  1,562,338
                 Common stock options granted....................    849,795
                                                                   ---------
                 Total shares contingently issuable..............  4,630,133
                 Common stock options available for future
                   grants........................................    464,984
                                                                   ---------
                 Total common shares reserved....................  5,095,117
                                                                   =========

                         CHEROKEE COMMUNICATIONS, INC.

9.  INCOME TAXES

     The tax effects of significant items comprising the Company's net deferred tax benefits (liability) as of September 30, 1996 and 1995, are as follows:

                                                                         1996         1995
                                                                       ---------    ---------
Allowance for doubtful accounts, not currently deductible............  $ 123,785    $  90,033
Accrued expenses, not currently deductible...........................     20,741       18,684
                                                                       ---------    ---------
Total current asset..................................................    144,526      108,717
Accelerated depreciation and amortization for tax purposes...........   (390,720)    (348,391)
Alternative minimum tax (AMT) credit carryforwards...................     84,699        6,032
                                                                       ---------    ---------
Total noncurrent asset (liability)...................................   (306,021)    (342,359)
                                                                       ---------    ---------
Net deferred tax asset (liability)...................................  $(161,495)   $(233,642)
                                                                       =========    =========

     Components of the provision for income taxes are as follows:

                                             1996         1995         1994
                                           --------    ----------    --------
                    Current..............  $496,978    $  959,076    $423,946
                    Deferred.............   (72,147)      440,064      88,456
                                           --------    ----------    --------
                                           $424,831    $1,399,140    $512,402
                                           ========    ==========    ========

     A reconciliation between income taxes computed at the federal statutory rate and income tax expense is shown below:

                                                                1996         1995         1994
                                                              --------    ----------    --------
Income taxes computed at federal statutory rate.............  $307,092    $1,230,661    $379,213
State income taxes, net of federal tax benefit..............    49,290       103,210      34,000
Expenses not deductible for tax purposes....................    16,245        13,585       5,578
Nondeductible loss of foreign affiliate.....................    44,404        28,590      67,642
Other.......................................................     7,800        23,094      25,969
                                                              --------    ----------    --------
     Total..................................................  $424,831    $1,399,140    $512,402
                                                              ========    ==========    ========

10.  RELATED PARTY TRANSACTIONS

     The Company leases its primary office facilities from a shareholder on a monthly basis. The Company also conducts certain other transactions with this shareholder and affiliated corporations which are 100% owned by the shareholder. Transactions and balances in the Company's financial statements arising from the above arrangements are as follows:

                                                          1996       1995       1994
                                                         -------    -------    -------
          During the period:
            Rent expense...............................  $52,893    $49,200    $43,200
            Airplane charter expense...................   80,930     96,470
            Other operating expenses...................   35,135     32,483     37,717
          Accounts receivable from employees...........   18,930     12,428     18,039

     Trade accounts receivable include $390,799 and $385,146 at September 30, 1996 and 1995, respectively, due from an operator service company, which is a co-owner in the Mexican joint venture (Note 5) and is a significant lender to the Company's majority shareholder, who has pledged approximately 20% of his common stock as collateral on the related debt.

                         CHEROKEE COMMUNICATIONS, INC.

11.  CONTINGENCIES -- LAWSUITS

     In October 1996, AT&T Communications, Inc. filed a lawsuit against the Company asserting claims in the amount of $3 million for an alleged breach of contract related to the routing of certain long-distance calls originating at the Company's pay phones during fiscal 1996 and prior periods. Discovery has not commenced and in view of the early stage of the litigation, no accrual is made for this loss contingency at September 30, 1996. An ultimate adverse resolution of this matter could result in a material loss in the Company's future financial statements. Management believes that the maximum potential damages that could be alleged, assuming its breach, is less than $500,000. However, management denies any failure in contract performance, plans a vigorous defense as well as a potential cross-action suit against AT&T for disclosure of confidential phone data and for breach of contract, and believes that a loss, if any, from this matter will not have a material adverse effect on the Company's financial statements.

     The Company is a defendant in various other legal proceedings arising in the ordinary course of business. Although the results of these matters cannot be predicted with certainty, management believes the outcome will not have a material adverse effect on the Company's financial statements.

12.  SUBSEQUENT SALE OF COMPANY

     The Company and its shareholders have entered into an agreement and plan of merger dated November 21, 1996, with PhoneTel Technologies, Inc. This sale of the Company is expected to close in January 1997.